Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
August 26, 2021	TRADED: Nasdaq
LANCASTER COLONY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
    WESTERVILLE, Ohio, August 26 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal fourth quarter and fiscal year ended June 30, 2021.
Summary
•Consolidated fourth quarter net sales increased 20.2% to a record $385.6 million. Retail segment net sales grew 11.4% in the quarter to $214.3 million while Foodservice segment net sales surged 33.3% to $171.3 million. For the fiscal year, consolidated net sales increased 9.9% to a record $1.5 billion as Retail segment net sales advanced 16.1% to $829.0 million and Foodservice segment net sales improved 2.9% to $638.1 million.
•Consolidated gross profit increased 8.5% to $96.7 million in the fourth quarter and 8.0% to $386.7 million for the fiscal year.
•Consolidated operating income grew 1.8% to $40.9 million in the fourth quarter and 5.6% to $185.9 million for the fiscal year. Operating income growth for the quarter was unfavorably impacted by a $4.8 million increase in expenditures for Project Ascent, our ERP initiative.
•Fourth quarter net income grew to $1.15 per diluted share versus $1.10 per diluted share last year while fiscal year net income improved to $5.16 per diluted share versus $4.97 per diluted share last year.
CEO David A. Ciesinski commented, “We were very pleased to complete both the fiscal year and fourth quarter with record sales and gross profit. These strong results reflect the high level of commitment and countless contributions made by all the Lancaster Colony associates this past year despite the challenges posed by the impacts of COVID-19. I am truly grateful for the exceptional effort and demonstrated resilience of our associates throughout the year to service and grow our business. Our top priorities remain the health, safety and welfare of our employees and continuing to play our part in the country’s vital food supply chain.”
“In the fourth quarter, the sales growth in our Retail business was led by the continued success of our licensing program, most notably Chick-fil-A® sauces and Buffalo Wild Wings® sauces. Growth from these licensed products enabled us to increase our fourth quarter Retail net sales 11.4% on top of last year’s significant 24.5% gain. In Foodservice, the robust recovery in fourth quarter sales resulted from a substantial pickup in demand throughout our restaurant customer base, including notable increases for midscale and casual dining concepts.”

MORE. . .

PAGE 2 / LANCASTER COLONY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
“Looking ahead to fiscal 2022, we anticipate our Retail sales will continue to benefit from the growth of our licensing program while increased consumer demand for in-restaurant dining is expected to drive our Foodservice sales higher. A notable increase in commodity costs is forecast for the coming year, particularly for soybean oil. Higher costs for other items such as packaging, labor and freight will also pose a headwind to our financial results. To help mitigate these rising costs, we have pricing initiatives in place for our Retail segment while our Foodservice segment will continue to realize offsets to increased commodity and freight costs through contractual-based inflationary pricing. Our ongoing cost savings programs and other net price realization efforts will also partially offset the unfavorable impacts of inflation in the coming year. Implementation for Project Ascent has been deferred to the start of fiscal 2023 as we have prioritized servicing the shifting demands and growth of our business over the implementation timeline.”
Fourth Quarter Results
Consolidated net sales increased 20.2% to a fourth quarter record $385.6 million. Excluding Omni Baking sales, which totaled $2.8 million last year, consolidated net sales increased 21.2%. The Omni Baking sales were attributed to a temporary supply agreement that was terminated effective October 31, 2020. Retail segment net sales grew 11.4% to $214.3 million, driven by Chick-fil-A® sauces and Buffalo Wild Wings® sauces, both of which are sold under exclusive licensing agreements. Refrigerated dips were also a noted contributor to the increase in Retail sales. In the Foodservice segment, net sales rebounded strongly to increase 33.3% as many of the quick-service restaurant and pizza chain customers in our mix of national chain accounts continued to perform well, demand from midscale and casual dining concepts showed an impressive recovery, and sales of our branded Foodservice items rose significantly as well. Inflationary pricing also contributed to the growth in Foodservice net sales. Excluding all Omni Baking sales, Foodservice net sales increased 36.3%.
Consolidated gross profit increased 8.5% to a fourth quarter record $96.7 million. Gross profit benefited from the strong sales growth and our ongoing cost savings programs partially offset by higher commodity and freight costs and a less favorable sales mix. Gross profit was also negatively impacted by incremental expenditures incurred to service the surging and shifting demand for our products, including higher costs attributed to increased co-manufacturing volumes. We continue to monitor the protocols and guidelines provided by government health authorities and make the necessary investments to promote safe operations at all our plants and distribution centers.
SG&A expenses increased $6.9 million to $55.8 million as expenditures for Project Ascent totaled $10.3 million in the current-year quarter versus $5.5 million last year. The prior-year SG&A expenses also included a $3.2 million write-off of engineering expenses for a plant expansion project that was canceled and later replaced with a redesigned project that better aligned with the growing and shifting demand for our dressing and sauce products.
Consolidated operating income grew 1.8% to $40.9 million as the benefit of the sales increase and our cost savings programs was nearly offset by the factors noted above including the higher commodity and freight costs, incremental co-manufacturing costs, less favorable sales mix and increased expenditures for Project Ascent.

MORE. . .

PAGE 3 / LANCASTER COLONY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
Net income increased $1.3 million to $31.7 million, or $1.15 per diluted share, versus $30.4 million, or $1.10 per diluted share, last year. Expenditures for Project Ascent reduced net income by $7.9 million, or $0.28 per diluted share, in the current-year quarter compared to $4.2 million, or $0.15 per diluted share, in the prior-year quarter. The write-off of engineering expenses for the canceled expansion project reduced net income in the prior-year quarter by $2.4 million, or $0.09 per diluted share. Net income and earnings per diluted share in the current-year quarter also reflect the benefit of a lower tax rate compared to last year.
Fiscal Year Results
For the fiscal year ended June 30, 2021, net sales increased 9.9% to $1.5 billion. Excluding all Omni Baking sales, consolidated net sales increased 11.5%. Net income for the fiscal year totaled $142.3 million, or $5.16 per diluted share, versus the prior-year amount of $137.0 million, or $4.97 per diluted share. Expenditures for Project Ascent decreased fiscal 2021 net income by $28.9 million, or $1.05 per diluted share, the favorable adjustment to the contingent consideration for Bantam Bagels increased net income by $4.3 million, or $0.16 per diluted share, while an impairment charge for certain intangible assets of the Bantam Bagels business reduced net income by $0.9 million, or $0.03 per diluted share. In fiscal 2020, expenditures for Project Ascent decreased net income by $13.7 million, or $0.50 per diluted share, the write-off of engineering expenses for the canceled expansion project reduced net income by $2.4 million, or $0.09 per diluted share, a Foodservice inventory write-down reduced net income by $2.3 million, or $0.08 per diluted share, and restructuring and impairment charges reduced net income by $0.7 million, or $0.02 per diluted share.
Conference Call on the Web
    The company’s fourth quarter and fiscal year-end conference call is scheduled for this morning, August 26, at 10:00 a.m. ET. You may access a live webcast of the call through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company’s website.
About the Company
    Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
    We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-
looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control and could be amplified by the COVID-19 pandemic, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
MORE. . .

PAGE 4 / LANCASTER COLONY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, operations, and production processes resulting from COVID-19 and other epidemics, pandemics or similar widespread public health concerns and disease outbreaks;
•fluctuations in the cost and availability of ingredients and packaging;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•dependence on contract manufacturers, distributors and freight transporters, including their financial strength in continuing to support our business;
•the reaction of customers or consumers to price increases we may implement;
•cyber-security incidents, information technology disruptions, and data breaches;
•complexities related to the design and implementation of our new enterprise resource planning system;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•adequate supply of labor for our manufacturing facilities;
•efficiencies in plant operations;
•the potential for loss of larger programs, including licensing agreements, or key customer relationships;
•changes in demand for our products, which may result from loss of brand reputation or customer goodwill;
•price and product competition;
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•the success and cost of new product development efforts;
•the lack of market acceptance of new products;
•the impact of customer store brands on our branded retail volumes;
•the extent to which recent and future business acquisitions are completed and acceptably integrated;
•the ability to successfully grow recently acquired businesses;
•dependence on key personnel and changes in key personnel;
•the effect of consolidation of customers within key market channels;
•maintenance of competitive position with respect to other manufacturers;
•stability of labor relations;
•changes in estimates in critical accounting judgments;
•the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;
•the outcome of any litigation or arbitration;
•the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

# # # #

FOR FURTHER INFORMATION:	Dale N. Ganobsik
Vice President, Corporate Finance and Investor Relations
Lancaster Colony Corporation
Phone: 614/224-7141
Email: ir@lancastercolony.com

MORE. . .

PAGE 5 / LANCASTER COLONY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2021	2020	2021	2020
Net sales	$385,566	$320,854	$1,467,067	$1,334,388
Cost of sales	288,892	231,777	1,080,344	976,352
Gross profit	96,674	89,077	386,723	358,036
Selling, general & administrative expenses	55,756	48,836	205,363	180,945
Change in contingent consideration	—	65	(5,687)	257
Restructuring and impairment charges	—	—	1,195	886
Operating income	40,918	40,176	185,852	175,948
Other, net	(40)	98	(107)	3,129
Income before income taxes	40,878	40,274	185,745	179,077
Taxes based on income	9,152	9,889	43,413	42,094
Net income	$31,726	$30,385	$142,332	$136,983

Net income per common share: (a)
Basic	$1.15	$1.10	$5.17	$4.98
Diluted	$1.15	$1.10	$5.16	$4.97

Cash dividends per common share	$0.75	$0.70	$2.95	$2.75

Weighted average common shares outstanding:
Basic	27,478	27,449	27,475	27,448
Diluted	27,531	27,478	27,518	27,496
(a)Based on the weighted average number of shares outstanding during each period.

MORE…

PAGE 6 / LANCASTER COLONY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2021	2020	2021	2020
NET SALES
Retail	$214,310	$192,426	$828,963	$714,127
Foodservice	171,256	128,428	638,104	620,261
Total Net Sales	$385,566	$320,854	$1,467,067	$1,334,388

OPERATING INCOME (a)
Retail	$43,846	$44,859	$188,403	$161,487
Foodservice	22,203	13,815	89,048	80,475
Nonallocated Restructuring and Impairment Charges	—	—	—	(886)
Corporate Expenses	(25,131)	(18,498)	(91,599)	(65,128)
Total Operating Income	$40,918	$40,176	$185,852	$175,948
(a)        Effective July 1, 2020, certain indirect costs that were historically allocated to the Retail and Foodservice segments are being presented within corporate expenses. These changes had no effect on previously reported consolidated net sales, gross profit, operating income, net income or earnings per share. Please refer to the Company’s 8-K filing dated November 4, 2020 for additional details, including historical business segment information that has been retroactively conformed to the current presentation.

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30, 2021	June 30, 2020
ASSETS
Current assets:
Cash and equivalents	$188,055	$198,273
Receivables	97,897	86,604
Inventories	121,875	85,048
Other current assets	15,654	15,687
Total current assets	423,481	385,612
Net property, plant and equipment	364,622	293,288
Other assets	313,182	314,453
Total assets	$1,101,285	$993,353

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$110,338	$71,433
Accrued liabilities	63,585	54,826
Total current liabilities	173,923	126,259
Noncurrent liabilities and deferred income taxes	84,215	83,794
Shareholders’ equity	843,147	783,300
Total liabilities and shareholders’ equity	$1,101,285	$993,353
# # # #